Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-00395, File No. 333-86056 and File No. 333-119926) and Forms S-8 (File No. 33-27869, File No. 33-46641, File No. 33-48505, File No. 333-26111, File No. 333-45107 and File No. 333-84170) of Energen Corporation of our report dated February 27, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Birmingham, Alabama

February 27, 2007